Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMBIT BIOSCIENCES CORPORATION

AMBIT BIOSCIENCES CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

ONE: The name of the Company is Ambit Biosciences Corporation, the original name of the Company is Aventa Biosciences Corporation and the date on which the Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware was May 17, 2000.

TWO: M. Scott Salka is the duly elected and acting Chief Executive Officer of the Company.

THREE: The Board of Directors of the Company, acting in accordance with the provisions of Section 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

Article IV, Section A. shall be amended and restated to read in its entirety as follows:

“A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is forty-seven million five hundred fifty-three thousand three hundred seventy-six (47,553,376) shares, twenty-six million eight hundred fifty thousand (26,850,000) shares of which shall be Common Stock (the “Common Stock”), each having a par value of one-tenth of one cent ($0.001) and twenty million seven hundred three thousand three hundred seventy-six (20,703,376) shares of which shall be Preferred Stock (the “Preferred Stock”), each having a par value of one-tenth of one cent ($0.001).”

Article IV, Section D. shall be amended and restated to read in its entirety as follows:

“D. One hundred sixty-two thousand five hundred nineteen (162,519) of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”), one million nine hundred seventy-five thousand six hundred seventy-seven (1,975,677) of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”), seven million seventy-six thousand seven hundred eighteen (7,076,718) of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”), one million five hundred thirty-eight thousand four hundred sixty-two (1,538,462) of the authorized shares of Preferred Stock are hereby designated “Series C-2 Preferred Stock” (the “Series C-2 Preferred”) and nine million nine hundred fifty thousand (9,950,000) of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred” and, together with the Series A Preferred, Series B Preferred, Series C Preferred and Series C-2 Preferred, the “Series Preferred”).”

FOUR: The foregoing amendments were submitted to the stockholders of the Company for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Ambit Biosciences Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 6th day of November, 2007.

AMBIT BIOSCIENCES CORPORATION

Signature:	/s/ M. Scott Salka

Print Name:	M. Scott Salka

Title:	Chief Executive Officer